EXHIBIT 4.1
                                                                     -----------


                  CERTIFICATE OF THE DESIGNATION, PREFERENCES,
                  RIGHTS AND LIMITATIONS OF PALWEB CORPORATION
            SERIES 2003 CUMULATIVE CONVERTIBLE SENIOR PREFERRED STOCK
                                       OF
                               PALWEB CORPORATION
    (FILED PURSUANT TO SECTION 1032 OF THE OKLAHOMA GENERAL CORPORATION ACT)


         We, Warren F. Kruger, President, and Bryan R. Kirchmer, Secretary, of PalWeb Corporation (the "Company"), a corporation organized and existing under the Oklahoma General Corporation Act, in accordance with the provisions of
Section 1032 thereof, do hereby certify:

         That pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company, said Board of Directors duly authorized and adopted, by unanimous written consent dated September 8, 2003, the following resolution providing for the issuance of the Company's Series 2003 Cumulative Convertible Senior Preferred Stock, par value $.0001 per share.

         "RESOLVED, that the issue of a series of preferred stock of the Company, designated `Series 2003 Cumulative Convertible Senior Preferred Stock', (herein referred as `Senior Preferred Stock'), par value $.0001 per share with a stated value of $100.00 per share and consisting of a maximum of 50,000 shares, are hereby provided for and the powers, preferences and relative and other special rights, and qualifications, limitations and restrictions thereof, are hereby fixed as follows:

         1.  Priority; Number of Shares.

         Shares of Senior Preferred Stock shall be prior to the Company's Common Stock, $.0001 par value per share ("Common Stock") with respect to the payment of dividends and the distribution of assets. The number of shares which shall constitute Senior Preferred Stock shall be 50,000.

         2.  Dividends.

             (a) The holders of the Senior Preferred Stock shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock ) on the Common Stock or any other securities issued by the Company that are junior to the Senior
         Preferred Stock ("Junior Securities"), an amount equal to the Dividend Rate (as defined below) of the Stated Value (as defined below) per annum. Dividends shall accrue daily and shall be payable quarterly on the last day of March, June, September and December (each a "Dividend Date"). Dividends not paid on a Dividend Date shall cumulate. Unpaid
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         cumulated dividends shall compound quarterly at the applicable dividend rate for the unpaid dividend. At the election of the holder, dividends may be paid in shares of Common Stock valued at the Fair Market Value (as defined below) on the dividend payment date. In the absence of a specific election by a holder, dividends shall be paid in cash.

             (b) The "Dividend Rate" for each quarter shall be equal to the "prime rate" in effect from time to time during such quarter as published in the Wall Street Journal plus 3.25%. The amount of the dividend per share for any quarterly period shall be calculated by dividing the Dividend Rate by four and multiplying such rate by the Stated Value per share, except that the dividend for any period that is less than one quarter shall be calculated on the basis of a 90 day quarter and the actual number of days elapsed.

             (c) The "Stated Value" of the Senior Preferred Stock shall be One Hundred Dollars ($100.00).

             (d) The "Fair Market Value" of the Common Stock shall be determined as follows: If the Common Stock is traded on the over-the-counter market, the average of the highest closing bid and lowest closing asked prices for a share of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System, or if not reported by that system, the mean between the closing bid and asked prices as quoted by a source designated by the Board of Directors; if the Common Stock is listed on a national or regional stock exchange, the closing sales price per share on such exchange; or if the Common Stock is neither traded in the over-the-counter market nor listed on an exchange, the per share value determined in good faith by the Board of Directors.

             (e) So long as any shares of the Senior Preferred Stock shall remain outstanding, no dividend whatsoever (other than a dividend payable in Common Stock) shall be declared or paid upon any Common Stock or Junior Securities, nor shall any shares of any Common Stock or Junior Securities be redeemed or purchased by the Company or any subsidiary thereof, nor shall any monies be paid to or made available for a sinking fund for the redemption or purchase of any shares of Common Stock or Junior Securities, unless in each instance full cumulative cash dividends on all outstanding shares of the Senior Preferred Stock payable on all previous Dividend Dates (excluding dividends for which Common Stock have been issued) and the cash dividend on all outstanding shares of the Senior Preferred Stock for the then current quarterly dividend period shall have been paid or declared and sufficient funds set apart therefor.

             (f) No dividend shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Senior Preferred Stock in respect of payment of dividends for any dividend period unless there shall have been paid on all shares then outstanding of the Senior Preferred Stock for the same dividend period and all prior periods.

         3.  Preference On Liquidation.

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             (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any Junior Securities, the holders of shares of the Senior Preferred Stock shall each be entitled to receive payment of the Stated Value per share held by them plus any accrued and unpaid dividends and interest thereon to the date of final distribution to such holders, but they shall be entitled to no further payment with respect to such shares.

             (b) Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Paragraph 3.

             (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion, if any, right set forth in Paragraph 5, shall be given, by not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Senior Preferred Stock.

             (d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Company shall be made to the holders of any class or series of stock ranking on a parity with the Senior Preferred Stock in respect to the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Senior Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distributions.

         4.  Voting Rights.

         Except as set forth herein or as otherwise required by law, the holder of each share of Senior Preferred Stock shall be entitled to that number of votes allotted by law and hereunder equal to the number of shares of Common Stock into which such share of Senior Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of capital stock of the Corporation having general voting power and not counted separately as a class, except as set forth in this Certificate or as otherwise required by law. For so long as the shares of Common Stock issuable upon the conversion of the outstanding Senior Preferred Stock represent at least 10% of the Corporation's outstanding Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Senior Preferred Stock as outstanding in the aggregate), the holders of the Senior Preferred Stock shall be entitled to vote as a single voting group for the election of a number of members of the board of directors of the Corporation such that the number of directors so elected by the holders of the Senior Preferred Stock as a group represents a majority of the number of directors then in office. One such director elected by the holders of

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the Senior Preferred Stock shall serve as Chairman of the Board. This voting right of the Senior Preferred Stock shall not limit the right of the holders of the Senior Preferred Stock to vote their shares of Senior Preferred Stock or any other voting shares of the Company held by them as to any other matter as to which the shareholders of the Company are entitled to vote, including in connection with a shareholder vote for the election of directors generally. Holders of Senior Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company.

         For so long as the shares of Common Stock issuable upon the conversion of the outstanding Senior Preferred Stock represent at least 10% of the Company's outstanding Common Stock (treating the outstanding Common Stock and shares of Common Stock issuable upon the conversion of the Senior Preferred Stock as outstanding in the aggregate), the Company shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting separately as a single class:

             (a) amend, repeal or waive any provision of the Company's Certificate of Incorporation or Bylaws;

             (b) alter or change the rights, preferences or privileges of the Senior Preferred Stock;

             (c) redeem any shares of the Company's capital stock (except for the Senior Preferred Stock in accordance with Section 6);

             (d) authorize or issue any class or series of capital stock, other than the issuance of Common Stock in satisfaction of dividends, and including any new options or awards pursuant to employee benefit plans;

             (e) adopt, amend or modify (including modification by the repricing of existing awards, except and only to the extent resulting from a stock split or similar transaction) any stock option plan or employee stock ownership plan or issue any shares of capital stock of the Company to its or its subsidiaries' employees or directors, except pursuant to existing outstanding options on the date hereof;

             (f) pay or declare any dividend or other distribution on Junior Securities;

             (g) authorize, or take any action to effect, or otherwise permit a sale or other disposition of all or substantially all of the assets of the Company or any subsidiary, or a merger, acquisition, recapitalization, other corporate reorganization or sale of control of the Company or any subsidiary, or a license of a substantial portion of the assets of the Company or any subsidiary;

             (h) undertake or effect any liquidation, dissolution or winding up of the Company or any material subsidiary, any assignment for the benefit of creditors, or any bankruptcy or similar filing;

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             (i) create any new subsidiary of the Company or permit any subsidiary of the Company to sell or otherwise issue any capital stock or any right to acquire any of its capital stock to any party other than the Company;

             (j) change the size of the Company's board of directors;

             (k) take any action which results in the Company making, or permitting any subsidiary to make, any loan to, or investment in, another entity, other than a subsidiary of the Company;

             (l) take any action to incur or assume, or permit any subsidiary to incur or assume, more than $100,000 of indebtedness, or encumber, mortgage or pledge any assets of the Company or any subsidiary to secure any obligation or enter into any factoring arrangement for more than $100,000, either individually or on a cumulative basis, in excess of the amount of the Company's and its subsidiaries' existing indebtedness and availability at such time under loans that exist as of the date hereof, excluding the extension of trade credit in the ordinary course of business consistent with past practices;

             (m) take any action which results in the Company and its subsidiaries making, or becoming obligated to make, any capital expenditures in excess of $100,000 in the aggregate in any fiscal year;

             (n) approve any material change in any line of business of the Company or any subsidiary;

             (o) enter into any acquisition or series of related acquisitions, directly or through a subsidiary, involving an aggregate transaction value in excess of $100,000; or

             (p) enter into any employment or consulting arrangement providing for compensation or fees in excess of $5,000 per month.

         5.  Convertibility.

         Subject to subparagraph 5(m) below, shares of Senior Preferred Stock shall be convertible into Common Stock on the following terms and conditions:

             (a) Subject to and upon compliance with the provisions of this paragraph 5, the holder of any shares of Senior Preferred Stock shall have the right, at such holder's option, at any time or from time to time before the close of business on the business day next preceding the date fixed for redemption or repurchase of such shares of Senior Preferred Stock (unless the Company shall default in payment due upon such redemption or repurchase), to convert any of such shares into such number of fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion.

             (b) Each share of Senior Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the aggregate Stated Value of the shares of Senior Preferred Stock being

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         converted by the Conversion Price, as hereinafter defined. The
         Conversion Price as of the original date of issuance of the Senior Preferred Stock shall be $1.50 per share of Common Stock subject to adjustment from time to time as provided herein.

             (c) The holder of any shares of Senior Preferred Stock may exercise the conversion right as to any part thereof by surrendering to the Company at the office of any transfer agent of the Company for Senior Preferred Stock or at the principal office of the Company, the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all or a specified portion of the shares represented thereby and stating the name or names (with addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Subject to the provisions of this paragraph 5, every such notice of election to convert shall constitute a contract between the holder of such shares and the Company whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender such shares of Senior Preferred Stock and to release the Company from all obligations thereon and whereby the Company shall be deemed to agree that the surrender of such shares and the extinguishment of obligations thereon shall constitute full payment for Common Stock so subscribed for and to be issued upon such conversion. Conversion shall be deemed to have been effected on the date when delivery of such notice and such shares is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter the Company shall issue and deliver, to or upon the written order of such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 5(j). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Senior Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Senior Preferred Stock representing the unconverted portion of the certificate so surrendered.

             (d) If the Company shall at any time or from time to time after the original issue date of Senior Preferred Stock effect a subdivision or combination of any outstanding Common Stock, including a dividend payable in Common Stock, the Conversion Price then in effect immediately before such subdivision or combination shall be proportionately adjusted by multiplying the then effective Conversion Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such subdivision or combination, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. Any adjustment under this resolution shall become effective at the close of business on the date the subdivision or combination becomes effective. At least 15 days advance notice of events which would give rise to an adjustment in the Conversion Price shall be given to holders of Senior Preferred Stock,

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         but failure to give such notice shall not affect the validity or effectiveness of such event. No adjustment of the Conversion Price shall be made for the issuance of shares of Common Stock to employees pursuant to the Company's or any subsidiary's stock ownership, stock option or other benefit plan. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to one percent or more of the Conversion Price. The Company reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders shall not be taxable.

             (e) In the event the Company at any time or from time to time after the original issue date of Senior Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in (i) evidences of indebtedness of the Company, (ii) assets of the Company (other than cash dividends or distributions paid out of retained earnings), or (iii) securities of the Company other than Common Stock, then and in each such event provision shall be made so that the holders of Senior Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such evidences, assets or securities that they would have received had they held, on such record date, the maximum number of shares of Common Stock into which their Senior Preferred Stock could then have been converted. The Company reserves the right to make such changes in the Conversion Price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders shall not be taxable.

             (f) If Common Stock issuable upon the conversion of Senior Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Paragraph 5), then and in each such event the holders of Senior Preferred Stock shall have the right thereafter to convert each such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Senior Preferred Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

             (g) If at any time or from time to time there shall be a capital reorganization of Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in this Paragraph
         5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company's properties and assets or capital stock to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that each holder of Senior Preferred Stock shall thereafter be entitled to receive, upon conversion of Senior Preferred

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         Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger of consolidation or sale as though conversion of Senior Preferred Stock had occurred immediately prior to such event, provided such holder (x) is not the entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be, or an affiliate of such an entity and (y) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 5 with respect to the rights of the holders of Senior Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Paragraph
         5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Senior Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

             (h) Intentionally omitted.

             (i) In each case of an adjustment or readjustment of a Conversion Price for Common Stock issuable upon conversion of Senior Preferred Stock, the Company shall compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall provide a copy of such certificate to each registered holder of. that Senior Preferred Stock in the manner in which notices are to be given hereunder. The certificate shall set forth such adjustment or readjustment and show in detail the facts upon which such adjustment or readjustment is based.

             (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Senior Preferred Stock. If more than one share of Senior Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Senior Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Senior Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price. The "Current Market Price" at any date shall mean the price per share of Common Stock on such date determined by the Board of Directors as provided below. The Current Market Price shall be the average of the daily closing prices per share of Common Stock for thirty (30) consecutive business days ending no more than fifteen (15) business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the highest bid and the lowest asked prices quoted on The Nasdaq Stock Market; provided, however, that if Common Stock is not traded in such

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         manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

             (k) Intentionally omitted.

             (l) The Company shall pay any tax in respect of the issue of stock certificates on conversion of shares of Senior Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that of the holder of the shares converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

             (m) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Senior Preferred Stock and shall take all such action as may be required from time to time in order that it may validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of Senior Preferred Stock. If the Company at any time lacks a sufficient number of authorized but unissued shares of Common Stock to permit the conversion of all outstanding shares of Senior Preferred Stock, the Company shall, as soon as reasonably practicable, propose to its shareholders approval of an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock to an amount which is at least sufficient to have available the full number of shares of Common Stock that would be issuable upon an exercise in full of all of the outstanding shares of Senior Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price for Senior Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to authorize such number of shares of Common Stock as shall be issuable pursuant to such adjusted Conversion Price.

             (n) Shares of Senior Preferred Stock converted shall not be reissued as shares of Senior Preferred Stock, but shall assume the status of authorized but unissued shares of preferred stock of the Company.

             (o) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Senior Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any shares of Common Stock into which the shares of Senior Preferred Stock are then convertible are listed on any national securities exchange or The Nasdaq Stock Market, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange or The Nasdaq Stock Market, as the case may be, upon official notice of issuance, all shares of Common Stock issuable upon conversion.

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             (p) All shares of Common Stock which may be issued upon conversion of the shares of Senior Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Company shall take no action which will cause a contrary result.

         6.  Redemption.

             (a) The shares of Senior Preferred Stock shall not be redeemable without the consent of the holders of the shares to be redeemed. Upon the occurrence of a Change in Control Event (as defined below) the Company shall promptly notify the holders of records of the Senior Preferred Stock of the occurrence of such Change in Control Event and of their right to compel the Company to redeem their shares of Senior Preferred Stock at a price equal to the Stated Value per share plus all accrued and unpaid dividends thereon accrued to the redemption date. The holders of record of the Senior Preferred Stock shall then have 60 days from the receipt of such notice in which to notify the Company of their election (the "Election Notice") to compel the redemption of their shares of Senior Preferred Stock. If such holder of record shall deliver the Election Notice to the Company within such period, then the Company shall redeem the electing holder's shares of Senior Preferred Stock at the Redemption Price within 60 days of its receipt of the Election Notice. As used herein, the term "Change in Control Event" shall be deemed to have occurred (i) whenever any person or group (other than Paul Kruger or any of his affiliates or associates (the "Existing Shareholders")) acquires beneficial ownership of 40% or more of the Company's voting securities, or (ii) whenever any person or group (other than any Existing Shareholder) acquires 30% or more of the Company's voting securities and during any 12 month period thereafter at least a majority of the directors of the Company cease to be either persons who were serving as directors at the beginning of such period or persons elected as directors by at least two-thirds of the directors then still in office who were directors at the beginning of such period, or (iii) any change of control required to be reported as such in any filing by the Company with the Securities and Exchange Commission occurs (other than by reason of any acquisition of securities by an Existing Shareholder), or (iv) the Company ceases to be a publicly-owned corporation (unless the Existing Shareholders continue to beneficially own at least 40% or more of the Company's voting securities) or (v) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation, less than 70% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Company, or (vi) the Company sells all or substantially all of its assets to another entity (other than an Existing Shareholder), which is not a wholly-owned subsidiary of the Company. Beneficial ownership shall be determined for the purposes of this Agreement pursuant to the provisions of Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

             (b) Shares of the Senior Preferred Stock redeemed or otherwise purchased or acquired by the Company shall not be reissued as shares of Senior Preferred Stock, but shall assume the status of authorized but unissued preferred stock of the Company.

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         7.  General Provisions.

             (a) Any notice required by the provisions of this resolution to be given to holders of record of the Senior Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to that holder of record at its address appearing on the books of the Company.

             (b) The Company shall not amend the certificate of incorporation of the Company or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

         IN WITNESS WHEREOF, said PalWeb Corporation has caused this Certificate to be signed by Warren F. Kruger, as President, and attested by Bryan R. Kirchmer, as Secretary, this 8th day of September, 2003, and each of said persons by his signature hereto affirms that this Certificate is his act and deed and the act and deed of said Company, and that the facts stated therein are true.


                                                     PALWEB CORPORATION


                                                     By: /s/ Warren F. Kruger
                                                         -----------------------

                                                                     , President
                                                         ------------
Attest:

/s/ Bryan R. Kirchmer
-----------------------

            , Secretary
------------



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